UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WORKDAY, INC.

(Exact Name of Registrant as Specified In Its Charter)

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WORKDAY, INC.

6230 STONERIDGE MALL ROAD

PLEASANTON, CALIFORNIA 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Daylight Time on Wednesday, June 3, 2015

April 20, 2015

TO THE HOLDERS OF COMMON STOCK OF WORKDAY, INC.:

The Annual Meeting of Stockholders of Workday, Inc., a Delaware corporation (Workday), will be held on Wednesday, June 3, 2015, at 9:00 a.m. Pacific Daylight Time, at 6160 Stoneridge Mall Road, Pleasanton, California, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect two Class III directors to serve until the 2018 annual meeting of stockholders and until their successors are elected and qualified, subject to their earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2016;

3.	To conduct an advisory vote regarding named executive officer compensation;

4.	To conduct an advisory vote regarding the frequency of the advisory vote on named executive officer compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Workday fixed the close of business on April 6, 2015 as the record date for the meeting. Only stockholders of record of our common stock at the close of business on April 6, 2015 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

A Notice of Internet Availability of Proxy Materials (Notice) is being mailed to stockholders of record as of the record date beginning on or about April 20, 2015. The Notice contains instructions on how to access our proxy statement for our 2015 Annual Meeting of Stockholders and our fiscal 2015 annual report to stockholders on Form 10-K (together, the proxy materials). The Notice also provides instructions on how to vote online, by telephone or by mail and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials can be accessed directly at the following Internet address: www.proxyvote.com by entering the control number located on your proxy card.

If you have any questions regarding this information or the proxy materials, please visit our website at www.workday.com or contact our investor relations department at 925.951.9005.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Workday and look forward to receiving your proxy.

By order of the Board of Directors,

Aneel Bhusri
Chief Executive Officer
Pleasanton, California

i

WORKDAY, INC.

6230 Stoneridge Mall Road

Pleasanton, California 94588

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

to be held on June 3, 2015 at 9:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders (the Annual Meeting) to be held at 9:00 a.m. PDT on Wednesday, June 3, 2015, and any postponements or adjournments thereof. The Annual Meeting will be held at 6160 Stoneridge Mall Road, Pleasanton, California. Beginning on or about April 20, 2015, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials.

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of two Class III directors to hold office until the 2018 annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016;

•	an advisory vote regarding named executive officer compensation;

•	an advisory vote regarding the frequency of the advisory vote on named executive officer compensation; and

•	any other business that may properly come before the meeting.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•	FOR the election of Aneel Bhusri and David A. Duffield, our nominees for Class III directors;

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016;

•	FOR an advisory vote regarding named executive officer compensation; and

•	FOR the vote EVERY YEAR regarding the frequency of the advisory vote on named executive officer compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 6, 2015, the record date, may vote at the Annual Meeting. As of the record date, we had 106,951,901 shares of Class A common stock outstanding and 82,533,460 shares of Class B common stock outstanding. In deciding all matters at the Annual Meeting, each holder of Class A common stock of Workday will be entitled to one (1) vote for each share of Class A common stock held as of the close of business on the record date, and each holder of Class B common stock of Workday will be entitled to ten (10) votes for each share of Class B common stock held as of the close of business on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Who is Workday’s transfer agent, and how may I contact them?

Workday’s transfer agent is American Stock Transfer & Trust Company (AST). You may e-mail AST at info@amstock.com or you can call AST at 888-432-7410 or 718-921-8124 Monday-Friday between 5:00am-5:00pm PDT. Materials may be mailed to AST at:

Workday Shareholder Services

c/o American Stock Transfer

6201 15th Avenue

Brooklyn, NY 11219

How do I vote?

There are four ways for stockholders of record to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on June 2, 2015 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. EDT on June 2, 2015 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card so it is received prior to the Annual Meeting; or

•	by written ballot at the Annual Meeting.

We encourage you to vote by Internet as it is the most cost-effective method.

Street name holders may submit their voting instructions by Internet or telephone using the information provided by their respective brokers or nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote by written ballot at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card so that it is received prior to the Annual Meeting;

•	notifying the Secretary of Workday, in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

Street name holders may change their voting instructions by submitting new instructions by Internet or by telephone or returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by completing a ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

The presence, in person or by proxy, of a majority of the aggregate voting power of the issued and outstanding shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. Except as otherwise expressly provided by the Certificate of Incorporation or by law, the holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote. Each holder of Class A common stock will have the right to one (1) vote per share of Class A common stock and each holder of Class B common stock will have the right to ten (10) votes per share of Class B common stock. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote stock (broker non-vote) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast by the holders of shares represented in person or by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast by the holders of shares represented in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The advisory vote regarding named executive officer compensation requires the approval of a majority of the votes represented in person or by proxy and entitled to vote thereon. For purposes of this proposal, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

•

Proposal No. 4: For purposes of the advisory vote regarding the frequency of the advisory vote on executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by the holders of the shares represented in person or by proxy at the Annual Meeting and entitled to vote thereon will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

However, because Proposals No. 3 and No. 4 are advisory votes, the results will not be binding on the Workday’s Board of Directors or Workday. The Compensation Committee and/or the Board of Directors will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers and determining how often Workday should submit to stockholders an advisory vote to approve the compensation of its named executive officers included in Workday’s proxy statement.

How are proxies solicited for the Annual Meeting?

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Workday. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on Proposal No. 1, Proposal No. 3 or Proposal No. 4 absent direction from you, as they are considered “non-routine” matters.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of Securities and Exchange Commission (SEC), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. Beginning on or about April 20, 2015, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Workday or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. All statements contained in this report other than statements of historical fact, including statements regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 (fiscal 2015). Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We are under no duty to update any of these forward-looking statements after the date of this report.

As used in this report, the terms “Workday,” “we,” “us,” and “our” mean Workday, Inc. and its subsidiaries unless the context indicates otherwise.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors currently consists of seven members. Our Certificate of Incorporation and Bylaws provide for a classified Board of Directors consisting of three classes of directors, with directors serving staggered three-year terms.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The initial class of each director is set forth in the table below.

Our Certificate of Incorporation and Bylaws provide that our Board of Directors or our stockholders may fill vacant directorships. In the event that the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, our Certificate of Incorporation and Bylaws authorize only our Board of Directors to fill vacancies on our Board of Directors. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes as the Board of Directors determines in its discretion.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term For Which Nominated
Aneel Bhusri(1)	III	49	Co-founder and Chief Executive Officer	2005	2015	2018
David A. Duffield	III	74	Co-founder and Chairman	2005	2015	2018

Other Directors
A. George (Skip) Battle(2)(3)	I	71	Director	2007	2016	—
Christa Davies(2)(4)	II	43	Director	2012	2017	—
Michael M. McNamara(2)(4)	I	58	Director	2011	2016	—
George J. Still, Jr.(1)(3)(4)*	II	57	Director	2009	2017	—
Jerry Yang(1)(3)	I	46	Director	2013	2016	—

(1)	Member of the Investment Committee
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Member of the Nominating and Governance Committee
*	Lead Independent Director

Nominees for Director

Aneel Bhusri co-founded Workday in 2005 and is our Chief Executive Officer and a Director. Mr. Bhusri has served as a Director of Workday from 2005 to the present, as President from January 2007 to September 2009, as Co-Chief Executive Officer from September 2009 to May 2014, as Chairman from January 2012 to May 2014, and as Chief Executive Officer from May 2014 to the present. From 1993 to 2004, Mr. Bhusri held a number of senior management positions with PeopleSoft, Inc. (PeopleSoft), a global enterprise software company, including Senior Vice President, Product Strategy, Marketing and Business Development. From 1999 to 2002 and in 2004, Mr. Bhusri served as Vice Chairman of the Board of Directors at PeopleSoft. Mr. Bhusri is an Advisory Partner at Greylock Partners, a Silicon Valley venture capital firm that he has been associated with since 1999, and prior to that time, worked at Norwest Venture Partners and at Morgan Stanley. He has also served as a director of Intel Corporation from June 2014 to the present, and serves as a director of various private companies and foundations. Mr. Bhusri received a B.S. in Electrical Engineering and a B.A. in Economics from Brown University and an M.B.A. from Stanford University. Mr. Bhusri brings to our Board of Directors extensive executive leadership and operational experience, including service as chairman of a public technology company and his experience and familiarity with our business as a co-founder and Chief Executive Officer.

David A. Duffield co-founded Workday in 2005 and is our Chairman of the Board. Mr. Duffield drives the company’s strong commitment to its core values, which include employees, customer service, innovation, integrity, and fun. Mr. Duffield has served as a Director of Workday from 2005 to the present, as our President from 2006 to January 2007, as our Chief Executive Officer from 2005 to September 2009, as our co-Chief Executive Officer from September 2009 to May 2014 and as our Chairman of the Board from 2005 to January 2012 and from May 2014 to the present. Prior to Workday, Mr. Duffield founded PeopleSoft, and served as the company’s CEO and Board Chairman. Other companies he launched include Integral Systems, Business Software Corporation and Information Associates. Mr. Duffield received a B.S. in Electrical Engineering and an M.B.A. from Cornell University. Mr. Duffield brings to our Board of Directors decades of experience founding and leading high growth technology companies focused on human resources, financial and student applications, and his experience and familiarity with our business as a co-founder and his service in roles including CEO and Chairman.

The election of directors requires a plurality of the votes cast by the holders of shares represented in person or by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES FOR CLASS III DIRECTORS.

Other Directors

A. George (Skip) Battle has served as a Director since March 2007. From 2004 to 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From 2000 until 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle has served as a director of Expedia, Inc. from January 2015 to the present, of Fair Isaac Corporation from August 1996 to the present, of LinkedIn Corporation from April 2010 to the present, and of Netflix, Inc. from June 2005 to the present. He also served as a director of Open Table, Inc. from 2006 to July 2014, of the Masters Select family of funds from 1996 until December 2012, of Advent Software, Inc. from 2005 until May 2011, and of PeopleSoft from 1995 to 2004. Mr. Battle received an A.B. in Economics from Dartmouth College and an M.B.A. from Stanford University. Mr. Battle brings to our Board of Directors a diversity of distinguished experiences and seasoned business acumen. His service on a number of public and private company boards provides an important perspective on best practices established at other companies.

Christa Davies has served as a Director since August 2012. Ms. Davies is the Chief Financial Officer and Executive Vice President of Global Finance at Aon Plc, a global risk management, insurance and human resources solutions company. Ms. Davies has served as Aon’s Chief Financial Officer since March 2008 and as Executive Vice President of Global Finance since November 2007. Prior to joining Aon, Ms. Davies spent five years at Microsoft Corporation, most recently as a Corporate Vice President and the Chief Financial Officer of the Platforms & Services Division. Ms. Davies received a B.E. in Mechanical Engineering from the University of Queensland, Australia, and an M.B.A. from the Harvard Business School. Ms. Davies brings to our Board of Directors extensive experience in the software and technology industries, as well as financial expertise.

Michael M. McNamara has served as a director since December 2011. From January 2006 to the present, Mr. McNamara has served as the Chief Executive Officer of Flextronics International, Ltd. (Flextronics), a global leader in design, manufacturing, distribution and aftermarket services, and from 1994 until his appointment as Chief Executive Officer, Mr. McNamara served in a variety of other senior roles in Flextronics. Mr. McNamara has served as a director of Flextronics since 2005 and has been on the Advisory Board of Tsinghua University School of Economics and Management since 2006. Mr. McNamara also served as a director of Delphi Automotive LLP from 2009 to April 2013, and served as a director of MEMC Electronic Materials, Inc. from 2008 until May 2012. Mr. McNamara received a B.S. in Industrial Management from University of Cincinnati and an M.B.A. from Santa Clara University. Mr. McNamara brings to our Board of Directors extensive leadership and experience managing international operations. His service as Flextronics’ Chief Executive Officer provides a management perspective to business and strategic decisions of the Board of Directors.

George J. Still, Jr. has served as a Director since October 2009 and as Lead Independent Director since August 2012. Mr. Still is currently a Partner Emeritus at Norwest Venture Partners (NVP), a global venture capital firm. From 1994 to December 2012, Mr. Still served as NVP’s Managing Partner. Prior to NVP, Mr. Still worked for Ernst & Young LLP, an accounting firm, and as a Partner with the Centennial Funds, a venture capital firm. From November 2006 to September 2014, Mr. Still served as a director of Rackspace Hosting, Inc. Mr. Still led the sole venture investment in PeopleSoft, where he served as a director from 1991 to 2001. Mr. Still also served as a director of the National Venture Capital Association from 1995 to 2000, and on the Stanford Business School Venture Capital Trust from 1997 to 2001. Mr. Still received a B.S. in Accounting from the Pennsylvania State University and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Still has served as a member of the Board of Overseers at the Tuck School of Business since 2013, as a member of the Board of Advisors of Tuck’s Center of Private Equity and Entrepreneurship since 2011, and has also served as a guest lecturer and a past member of the Dean’s Advisory Council. Mr. Still brings to the Board of Directors financial and investing acumen through his many years of experience with NVP. His service as an advisor to technology companies provides a valuable resource for our Board of Directors.

Jerry Yang has served as a director since November 2013. Since March 2012, Mr. Yang has worked with and invests in technology entrepreneurs as the founding partner of AME Cloud Ventures, his innovation investment firm. He is also a co-founder of Yahoo! Inc., where he served as a director from March 1995 to January 2012, and as Chief Executive Officer from June 2007 to January 2009. Mr. Yang also led Yahoo!’s investments in Yahoo Japan and Alibaba Group Holding Limited, and he is a currently a director of Alibaba Group, where he has served on the board from October 2005 to January 2012 and from September 2014 to the present. Mr. Yang is also a director of Lenovo, Inc. where he has served on the board since November 2014. From July 2000 to November 2012, Mr. Yang was a member of Cisco Systems, Inc.’s board of directors, and he was a director of Yahoo! Japan from January 1996 to January 2012. Mr. Yang also is a director of various private companies and foundations. Mr. Yang received a B.S. and M.S. in Electrical Engineering from Stanford University and currently serves as Vice-Chair of Stanford University’s Board of Trustees. Mr. Yang brings to our Board of Directors extensive global leadership and deep experience in consumer Internet technology.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors (Audit Committee) has appointed the firm of Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year ending January 31, 2016. During our year ended January 31, 2015, Ernst & Young LLP served as our independent registered public accounting firm, and has audited our consolidated financial statements since their appointment in 2008.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Workday and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2016. Our Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young LLP will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Ernst & Young LLP for professional services rendered with respect to the fiscal years ended January 31, 2015 and January 31, 2014. All of these services rendered since the formation of the Audit Committee were approved by the Audit Committee.

	Fiscal year ended January 31,
	2015		2014
Audit Fees(1)	$1,811,000		$1,626,000
Audit-Related Fees	298,847	(2)	992,020	(3)
Tax Fees(4)	518,926		396,870
All Other Fees	—		—

	$2,628,773		$3,014,890

(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements.
(2)

Includes fees for service organization control (SOC) audits under Statement on Standards for Attestation Engagements No. 16. In addition, the 2015 fees include $7,150 of fees associated with our response to an SEC comment letter.

(3)

Includes fees for SOC audits. In addition, the 2014 fees include $170,020 and $305,000 of fees associated with our follow-on equity offering in January 2014 and our issuance of senior convertible notes completed in June 2013, respectively.

(4)	Includes fees in connection with tax compliance and tax consulting services.

Auditor Independence

Under its charter, the Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has determined that the rendering of non-audit services for tax compliance and structure advice, SOC audits, privacy, and ISO 27001 attestation services and advice provided in connection with our convertible notes offering and follow-on equity offering by Ernst & Young LLP is compatible with maintaining the principal accountants’ independence.

Pre-Approval Policies and Procedures

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (PCAOB) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or the chair if such approval is required prior to the next Audit Committee meeting) generally pre-approves of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our named executive officers for the fiscal year ended January 31, 2015.

Our executive compensation program and compensation paid to our named executive officers are described on pages 24-36 of this proxy statement. Our compensation programs are overseen by the Compensation Committee and reflect our philosophy to pay all of our employees, including our named executive officers, in ways that support the following principles that we believe reflect our core values:

•	support, attract and retain the best talent;

•	support a high-performance culture by rewarding excellence and achievement;

•	recognize and retain top-performing talent via differentiated rewards and opportunities;

•	reinforce alignment with Workday’s values (in particular, a focus on excellence and an attitude of ownership);

•	create alignment with Workday’s long-term performance; and

•	provide an opportunity for each employee to share in the success we create together.

To help achieve these objectives, we structure our Named Executive Officers’ compensation to reward the achievement of short-term and long-term strategic and operational goals.

Based on the above, we request that stockholders approve the compensation of Workday’s named executive officers as described in this proxy statement pursuant to the following resolution:

RESOLVED, that the compensation paid to Workday’s named executive officers, as disclosed in this proxy statement, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

Approval of named executive officer compensation requires the approval of a majority of the votes represented in person or by proxy and entitled to vote thereon. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE COMPENSATION PAID TO WORKDAY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4:

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As described in Proposal No. 3 above, Workday’s stockholders are being provided the opportunity to cast an advisory vote on Workday’s named executive officer compensation. The advisory vote on named executive officer compensation described in Proposal No. 3 is referred to as a “say-on-pay vote.”

This Proposal No. 4 provides our stockholders the opportunity to cast an advisory vote on how often Workday should include a say-on-pay vote in its proxy materials for future annual meetings (or other meetings for which Workday must include named executive officer compensation information). Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every year, every two years or every three years. In considering your vote, you may wish to review the information presented in connection with Proposal No. 3 above, the information on our compensation philosophy and policies regarding the named executive officers presented in Compensation Discussion and Analysis and the related compensation tables.

We believe that an annual advisory vote on named executive officer compensation will provide the opportunity for more frequent stockholder feedback on our compensation disclosures and named executive officer compensation program, which will be considered by the Board of Directors and the Compensation Committee. Therefore, our Board of Directors has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on named executive officer compensation to occur each year.

Stockholders should be aware that this advisory vote occurs after significant named executive officer compensation decisions have been made in the current fiscal year. In addition, because the compensation elements integrate into an overall compensation package, it may not be possible or appropriate to change the compensation package to reflect the results of one year’s advisory vote on named executive officer compensation before the next annual meeting of stockholders.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon will be the frequency for the advisory vote on named executive officer compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, the vote on Proposal No. 4 is not binding on us. However, the Board of Directors and the Compensation and Nominating and Governance Committees of the Board of Directors value the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.

Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholder vote, the Board of Directors may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE ON PROPOSAL NO. 4 TO HOLD SAY-ON-PAY VOTES EVERY YEAR.

DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Class A common stock is listed on the New York Stock Exchange. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent. Our Board of Directors, also referred to as the Board, has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the New York Stock Exchange.

Leadership Structure

Mr. Aneel Bhusri serves as our Chief Executive Officer (CEO) and Mr. David Duffield serves as our Chairman of the Board. Mr. Bhusri is also a director, and Mr. Duffield is an executive officer, of Workday. Because our Chairman is an executive officer of the company, we also have a Vice Chairman and Lead Independent Director of the Board, Mr. George Still, Jr. Our Board of Directors believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Duffield’s extensive executive leadership and operational experience. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Bhusri and Mr. Duffield bring company-specific experience and expertise.

Lead Independent Director

Mr. Still serves as our Vice Chairman and Lead Independent Director. As Lead Independent Director, among other responsibilities, Mr. Still presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the CEO and Chairman and the independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our Lead Independent Director. The Lead Independent Director provides feedback to Workday’s CEO, as needed, promptly after the executive session. Neither Mr. Duffield nor Mr. Bhusri participates in such sessions.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and employees. The full text of our Code of Conduct is posted under the “Investor Relations” section on our website at: www.workday.com/company/investor_relations.php.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that apply to our Board of Directors. The full text of our Corporate Governance Guidelines is posted under the “Investor Relations” section on our website at: www.workday.com/company/investor_relations.php.

Meetings of the Board of Directors

The Board met four times during fiscal 2015 and took action by unanimous consent six times. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during fiscal 2015.

It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. We have scheduled our 2015 Annual Meeting on the same day as a regularly scheduled Board meeting in order to facilitate attendance by our Board members.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Investment Committee. The current composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information for each of our Board committees:

	Audit Committee	Compensation Committee	Nominating & Governance Committee	Investment Committee
Aneel Bhusri
Dave Duffield
Skip Battle
Christa Davies
Mike McNamara
George Still Jr.
Jerry Yang

= Chair of the Board	= Chair	= Member	= Lead Independent Director

Audit Committee

Our Audit Committee is composed of Messrs. Battle and McNamara and Ms. Davies, each of whom is independent and financially literate within the meaning of the New York Stock Exchange rules. Mr. Battle is the chairman of our Audit Committee. Each of Messrs. Battle and McNamara and Ms. Davies also satisfy the independence requirements of Rule 10A-3. Mr. Battle and Ms. Davies are each an Audit Committee financial expert, as that term is defined under SEC rules, and possess financial sophistication as defined under the rules of the New York Stock Exchange. The designation does not impose on either of them any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors. The Audit Committee met eight times during fiscal 2015 and took action by unanimous consent two times. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Audit Committee charter is posted under the “Investor Relations” section on our website at: http://www.workday.com/company/investor_relations.php.

Compensation Committee

Our Compensation Committee is composed of Messrs. Battle, Still and Yang, each of whom is independent within the meaning of New York Stock Exchange rules. Mr. Still is the chairman of our Compensation Committee. Each member of the Compensation Committee is also an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1984, as amended (the Code), is a “non-employee director” under Rule 16b-3(b)(3)(i) of the Exchange Act.

The Compensation Committee met four times during fiscal 2015 and took action by unanimous written consent 14 times. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and approving, or recommending that our Board of Directors approve, the terms of any employment arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

The Compensation Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee charter is posted under the “Investor Relations” section on our website at: http://www.workday.com/company/investor_relations.php.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Messrs. McNamara and Still and Ms. Davies, each of whom is independent within the meaning of the New York Stock Exchange rules. Mr. McNamara is the chairman of our Nominating and Governance Committee.

The Nominating and Governance Committee met four times during fiscal 2015. Our Nominating and Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board of Directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the Code of Conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	assisting our Board of Directors on corporate governance matters.

The Nominating and Governance Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Nominating and Governance Committee charter is posted under the “Investor Relations” section on our website at: http://www.workday.com/company/investor_relations.php.

Investment Committee

Our Investment Committee is composed of Messrs. Bhusri, Still and Yang. Mr. Yang is the chairman of our Investment Committee. Our Investment Committee is responsible for reviewing and approving, or recommending that the Board of Directors approve, certain mergers, acquisitions, joint ventures, and investments, and working with management to develop effective and scalable processes for the review and execution of such transactions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of ours. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Considerations in Evaluating Director Nominees

The Nominating and Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership, or the Board may conduct the process of identifying and evaluating Board candidates directly. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing an experienced and highly qualified Board. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.

The Nominating and Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and, if requested by the Board, will recommend all director nominees to be appointed by the Board to fill interim director vacancies.

The Board will be responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Board may, either directly or upon the recommendation of the Nominating and Governance Committee, consider the minimum qualifications set forth below, any specific qualities or skills that it believes are necessary for one or more of the Board members to possess, and the desired qualifications, expertise and characteristics of Board members.

Director Qualifications

The Nominating and Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•	demonstrated business acumen and leadership, and high levels of accomplishment;

•	experience with high-growth companies;

•	ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;

•	commitment to understand Workday and its business, industry and strategic objectives;

•	integrity and adherence to high personal ethics and values, consistent with our Code of Conduct;

•	ability to read and understand financial statements and other financial information pertaining to Workday;

•	commitment to enhancing stockholder value;

•	willingness to act in the interest of all stockholders; and

•	for non-employee directors, independence under New York Stock Exchange listing standards and other applicable rules and regulations.

In the context of the Board’s existing composition, other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered.

In addition, under Workday’s Corporate Governance Guidelines (Guidelines), a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Under the Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for re-election, director tenure is considered. Workday values diversity on a company-wide basis, but has not adopted a specific policy regarding Board diversity.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.12 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at the principal executive offices of Workday not later than the dates described below under “Additional Information — Stockholder Proposals for 2016 Annual Meeting.”

Non-Employee Director Compensation

Our non-employee directors are entitled to receive equity compensation for their service as directors. The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors in fiscal 2015. In addition, Scott Sandell served as a non-employee director until June 2, 2014, but did not stand for re-election and did not receive any compensation for his service on Workday’s Board of Directors in fiscal 2015. Other than as set forth in the table below, in fiscal 2015 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to, the non-employee members of our Board of Directors. However, we reimburse directors for travel expenses incurred in connection with attendance at Board meetings.

Name	Grant Date	RSU Awards(1)
George J. Still, Jr. (Vice Chairman of the Board)	June 15, 2014	$532,930
A. George (Skip) Battle	June 15, 2014	479,679
Christa Davies	June 15, 2014	479,679
Michael M. McNamara	June 15, 2014	479,679
Jerry Yang	June 15, 2014	479,679

(1)

Mr. Still received a grant of 6,355 RSUs and the other non-employee directors received a grant of 5,720 RSUs each. RSU awards shown in the table above vest on May 15, 2015. The amounts included in the “RSU Awards” column represent the aggregate grant date fair value of RSU awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our Class  A Common Stock on the date of grant.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with the Board of Directors or with an individual member of the Board of Directors may do so by writing to the Board of Directors or to the particular member of the Board of Directors, care of the Secretary at generalcounsel@workday.com or by mail to Secretary, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. The communication should indicate that it contains a stockholder or interested party communication. All such communications will be forwarded to the director or directors to whom the communications are addressed.

REPORT OF THE AUDIT COMMITTEE

With respect to Workday’s financial reporting process, the management of Workday is responsible for (1) establishing and maintaining internal controls and (2) preparing Workday’s consolidated financial statements. Workday’s independent registered public accounting firm, Ernst & Young LLP (EY), is responsible for performing an independent audit of Workday’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of Workday’s internal control over financial reporting. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Workday’s financial statements.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended January 31, 2015 with Workday’s management and EY. The Audit Committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from Workday.

Based on our review and discussions with Workday’s management and EY, we recommended to the Board of Directors that the audited consolidated financial statements be included in Workday’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

A. George (Skip) Battle (Chair)

Christa Davies

Michael M. McNamara

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed under “Executive Compensation,” we describe below transactions for fiscal 2015 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our Class A common stock, or any immediate family member of, or person sharing the same household with, any of these individuals, had or will have a direct or indirect material interest.

Stock Voting Agreement

Mr. Duffield, our co-founder and Chairman, and Mr. Bhusri, our co-founder, CEO and a member of our Board of Directors, have entered into a stock voting agreement with each other and us. This agreement applies to all Class B common stock owned from time to time by our co-founders and each of their permitted transferees, which represents approximately 95% of the outstanding voting power of our capital stock.

Real Estate Leases

We lease certain office space in Pleasanton, California under various lease agreements with NPC Holdings, LLC (NPC), an affiliate of Mr. Duffield, for which we paid rent in fiscal 2015 as follows:

Location	Square feet	Expiration	Base rent/square foot as of 01/01/2015	Tenant improvement allowance received in FY15	Base rent paid in FY15
Building 6130 Suite 300	30,243	03/31/2023	$24.00		$722,807
Building 6130 Suite 450,	62,925	03/31/2023	$24.00	$529,624	$1,410,591
Suite 150 & 165			$27.33
Building 6160	89,287	05/31/2024	27.00	$94,152	$1,140,860
Building 6150	4,975	02/02/2025	—		—
Building 6140	15,123	02/09/2025	—		—

Total	202,553			$623,776	$3,274,258

Aircraft Lease

Pursuant to an agreement with Mr. Duffield for the lease of an aircraft, we pay a rate of twice the applicable fuel costs plus crew travel expenses for Workday-related trips. The amount paid under this agreement in fiscal 2015 was $274,609.

Equipment Lease

In June 2010, we entered into a capital lease agreement with Lake Tahoe Land Company, LLC, an affiliate of Mr. Duffield. The lease agreement provides for an equipment lease financing facility to be drawn upon for purchases of information technology and related equipment for use in our business operations. The amount paid under this agreement in fiscal 2015 was $88,569. The lease was terminated in May 2014.

Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors

Michael Duffield, a son of David Duffield, has been employed by us since May 2005. He currently serves as General Manager of our Education & Government business. During the year ended January 31, 2015, Michael Duffield had total cash compensation, including base salary, bonus and other compensation, of $419,720.

The salary and bonus levels of Michael Duffield were based on reference to internal pay equity when compared to the compensation paid to employees in similar positions who were not related to our executive officers and directors. He also received equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers and directors.

Certain Business Relationships

Workday has certain business relationships with companies at which certain of our Board members are executive officers. We do not believe that either of our Board members has or had a direct or indirect material interest in the relationships discussed below.

Relationship with Aon, plc

Ms. Davies, one of our directors, is the Chief Financial Officer and Executive Vice President of Global Finance of Aon, plc. Aon is a customer of Workday and made payments to Workday of $3,795,493 in fiscal 2015.

Relationship with Flextronics International, Ltd.

Mr. McNamara, one of our directors, is the Chief Executive Officer of Flextronics International, Ltd. Flextronics is a customer of Workday and made payments to Workday of $2,749,278 in fiscal 2015.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.

Statement of Policy Regarding Related Party Transactions

We have adopted a written related-party transactions policy which provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family member of the foregoing “related parties,” are not permitted to enter into a material related party transaction with us without the review, consideration and approval or ratification of the disinterested members of the Audit Committee. For this policy, a material related party transaction is defined as a transaction with a related party in which the amount involved exceeds $120,000, or contributions to affiliated charities above $50,000. In approving or rejecting any proposed related party transaction, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee in determining whether such transaction is fair to Workday and in the best interest of our stockholders, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related party’s interest in the transaction; the benefits that the transaction provides to us; and whether the transaction was undertaken in the ordinary course of business.

NAMED EXECUTIVE OFFICERS AND OTHER EXECUTIVE MANAGEMENT

The following table provides certain information about our named executive officers and other executive management as of April 20, 2015. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Named Executive Officers:	Age	Current Position(s) with Workday
Aneel Bhusri	49	Co-founder, Chief Executive Officer and Director
David A. Duffield	74	Co-founder and Chairman
James J. Bozzini	48	Executive Vice President, Services
Mark S. Peek	57	Chief Financial Officer
Michael A. Stankey	56	President and Chief Operating Officer

Other Executive Management:
Petros Dermetzis	53	Executive Vice President, Development
Michael L. Frandsen	53	Executive Vice President, Products
Ashley D. Goldsmith	42	Chief Human Resources Officer
James P. Shaughnessy	60	Senior Vice President, General Counsel and Secretary
Stanley L. Swete	54	Chief Technology Officer
Philip Wilmington	56	Executive Vice President, Worldwide Sales

Named Executive Officers

For information on the business background of Messrs. Duffield and Bhusri, see “Proposal No. 1—Election of Directors” above.

James J. Bozzini joined Workday in 2007 to lead our Services and Operations functions, and currently serves as Executive Vice President, Services. Between 1991 and 1999, Mr. Bozzini held a number of senior management positions at PeopleSoft, including Senior Vice President of Services. Mr. Bozzini received a B.S. in Business Administration from California State University, Chico.

Mark S. Peek has served as our Chief Financial Officer since June 2012, and served as a Director from December 2011 to June 2012. From January 2011 to May 2012, Mr. Peek served as the Chief Financial Officer and Co-President, Business Operations of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as Chief Financial Officer of VMware. From 2000 to 2007, Mr. Peek was Senior Vice President and Chief Accounting Officer at Amazon.com, Inc. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte & Touche LLP, the last 10 years as a partner. Mr. Peek is a director of Trimble Navigation Limited, an advanced positioning systems company. Mr. Peek received a B.S. in Accounting and Business Administration from Minnesota State University.

Michael A. Stankey has served as our President and Chief Operating Officer since September 2009. From October 2007 to September 2009, Mr. Stankey was a Partner with Greylock Partners. From December 2001 until its acquisition by Hewlett-Packard Company in April 2007, Mr. Stankey served as Chairman and Chief Executive Officer of PolyServe Inc., a storage virtualization software company. From 1993 to 2001, Mr. Stankey held a number of senior management positions with PeopleSoft, including Senior Vice President of North American Sales. Mr. Stankey received a Bachelor of Business Administration from the University of Wisconsin, Eau Claire.

Other Executive Management

Petros Dermetzis joined Workday in 2005 to lead our Development function, and currently serves as our Executive Vice President, Development. From 1993 to 2005, Mr. Dermetzis held a number of key development and international sales operations positions at PeopleSoft, most recently as General Manager and Group Vice President of Tools & Technology. Mr. Dermetzis received a B.A. in Marketing Engineering from Huddersfield University and an M.S. in Information Management from Lancaster University in the United Kingdom.

Michael L. Frandsen joined Workday in 2010 to lead our Products function, and currently serves as our Executive Vice President, Products. From January 2008 to December 2008, Mr. Frandsen served as Chief Executive Officer at Potenco, Inc. a developer of hand-held micro-generators. From November 2006 to July 2007, Mr. Frandsen served as Senior Vice President, Product Management and Strategy at DemandTec, Inc., a SaaS marketing and merchandising optimization solutions company. From 1995 to 2002, Mr. Frandsen held a number of key leadership roles at PeopleSoft, including general manager of supply chain management. Mr. Frandsen received a B.S. in Business from the University of Colorado at Boulder.

Ashley D. Goldsmith has served as our Chief Human Resources Officer (CHRO) since September 2013. From 2010 to 2013, Ms. Goldsmith served as CHRO and Executive Vice President at Polycom, Inc., a standards-based unified communication and collaboration company. From 2008 to 2010, Ms. Goldsmith was Senior Vice President of Human Resources, corporate communications, and environmental health and safety for the Tissue Diagnostics Division of F. Hoffmann-La Roche AG, a global healthcare company. Ms. Goldsmith has also served as CHRO at Ventana Medical Systems from 2007 to 2008, and held a number of human resources roles at The Home Depot from 1995 to 2007. Ms. Goldsmith holds an M.B.A. from the Kellogg School of Management at Northwestern University, an M.S. in human resource development from Georgia State University, and a B.S. in psychology from Vanderbilt University.

James P. Shaughnessy joined Workday in August 2011 and serves as our Senior Vice President, General Counsel and Secretary. From June 2007 to August 2011, Mr. Shaughnessy was Senior Vice President, Chief Administrative Officer and General Counsel of Orbitz Worldwide, Inc., a global online travel company. Mr. Shaughnessy served as Senior Vice President, General Counsel and Secretary of PeopleSoft in 2004. Prior to 2007, Mr. Shaughnessy also served as Senior Vice President and General Counsel of Lenovo Group Ltd. and in senior legal positions with Hewlett-Packard Company, Compaq Computer Company and Digital Equipment Corporation. Mr. Shaughnessy received a B.S. in Political Science from Northern Michigan University and a J.D. and a Masters of Public Policy from the University of Michigan.

Stanley A. Swete has served as our Chief Technology Officer since February 2007. From April 2005 to February 2007, Mr. Swete served as our Vice President of Products and Technology. From 1992 to 2002 and in 2004, Mr. Swete held a number of key leadership roles at PeopleSoft, including head of the products and technology organization. He was also manager of tools development, general manager of financial applications, general manager of CRM, and was responsible for the initial release of PeopleSoft’s Internet architecture. Mr. Swete received a B.S. and M.S. in Industrial Engineering from Stanford University.

Philip Wilmington joined Workday in February 2015 as Executive Vice President, Worldwide Sales. From September 2012 to February 2015, Mr. Wilmington was President and Chief Operating Officer at Tidemark Systems, Inc., a business planning and analytics company, and from 2011 to 2012, he was Tidemark’s Executive Chairman. Mr. Wilmington served as the Chief Executive Officer of OutlookSoft Corporation, an analytics company, from 2005 to 2007. Prior to OutlookSoft, Mr. Wilmington served in a number of senior leadership positions at PeopleSoft from 1992 to 2004, including as co-President. He received a B.S. in Marketing from Bradley University, where he is currently a member of the board of trustees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during fiscal 2015 for:

•	Aneel Bhusri, our Chief Executive Officer and Director;

•	David A. Duffield, our Chairman of the Board of Directors;

•	James J. Bozzini, our Executive Vice President, Services;

•	Mark S. Peek, our Chief Financial Officer; and

•	Michael A. Stankey, our President and Chief Operating Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as our named executive officers (NEOs). The compensation provided to our NEOs for fiscal 2015 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narrative discussions relating to those tables. This section also discusses our executive compensation philosophy, objectives and design; how and why the Compensation Committee of our Board of Directors (the Compensation Committee) arrived at the specific compensation policies and decisions involving our executive team, including our NEOs, during fiscal 2015; the role of Compensia, our outside compensation consultant; and the peer group used in evaluating executive officer compensation.

Executive Summary

Fiscal 2015 Financial and Business Highlights

We provide enterprise cloud applications for financial management, human capital management (HCM) and analytics. We offer Workday applications to our customers on an enterprise-wide subscription basis, typically with three-year terms and with subscription fees based on the size and nature of the customer’s workforce.

In fiscal 2015, we achieved significant financial and operational results:

•	We increased our revenues from $469 million in fiscal 2014 to $788 million in fiscal 2015;

•	We increased our operating cash flows from $46 million in fiscal 2014 to $102 million in fiscal 2015;

•	We substantially increased our number of customers;

•	We issued two new updates to the Workday platform with hundreds of new features;

•	We announced Workday Insight Applications, a new suite of applications that uses advanced data science and machine learning algorithms to help customers make smarter financial and workforce decisions;

•	We continued our momentum in Workday Financial Management, surpassing the 100-customer milestone in September, and introducing Composite Reporting to address the finance needs of large organizations;

•

We announced the availability of Workday Recruiting, a new application that is unified with Workday HCM to redefine the way today’s hiring teams find, engage, and select the best internal and external candidates for open positions;

•	Our U.S. customer conference, Workday Rising, brought together a record number of attendees for education and collaboration, and we hosted our first ever Workday Rising Europe;

•	We maintained 97% customer satisfaction ratings; and

•	We were named a “Top Workplace in the Bay Area” and a “Best Place to Work in the Bay Area” for large companies in two different media surveys.

Executive Compensation Philosophy, Objectives and Design

Philosophy

We operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented individuals in the areas of product development, sales, marketing, services and general and administrative functions. The market for skilled personnel in the software industry is very competitive. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to create long-term value for our stockholders, expand our business and assist in the achievement of our strategic goals.

In fiscal 2015, our Compensation Committee reviewed and assessed our compensation philosophy, which is intended to promote Workday’s core values. The Compensation Committee believes that a great work environment, substantial employee ownership and meaningful pay and benefits support a winning team, company and workplace. Further, our compensation is designed to be focused on ownership, innovation and results and to be fair and flexible. Accordingly, key elements of our total rewards philosophy include the following:

Focus on ownership: We believe that all of our employees should share in the ownership of Workday, and therefore, equity compensation is a larger part of total rewards than the market norm.

Focus on innovation and results: We reward results, while recognizing market-based differences between functions. The development of great products is the life-blood of the company, and the compensation structure for product developers is weighted toward long-term compensation in support of longer-term objectives. In contrast, sales compensation is weighted toward variable short-term compensation in accordance with market practices and to promote revenue growth.

Fair and flexible: The Compensation Committee recognizes the importance of providing fair rewards for employee contributions. We seek to provide target total direct compensation (salary, bonus and equity) that is at or above market norms, and to provide parity and consistency within functions. We also believe in adhering to budgets, ensuring transparency and promoting understanding of our compensation philosophy and practices by employees, while at the same time retaining the flexibility needed to promote employee acquisition and retention.

Objectives

Consistent with our compensation philosophy, the primary goals of our executive compensation programs are to:

•	Provide competitive compensation to recruit, retain and motivate top talent;

•	Align the interests of our executive officers and stockholders through the use of equity awards; and

•	Motivate and reward behavior consistent with our goals and performance objectives.

The Compensation Committee reviews our compensation structure periodically as needed to focus on different business objectives, and reviews our compensation program at least annually.

Design

Our executive compensation program has been heavily weighted towards equity. The Compensation Committee believes that compensation in the form of equity helps to align the interests of our executive officers with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. We use restricted stock units (RSUs) as our primary equity vehicle for our executive officers, including our NEOs. We believe that RSU awards can align the interests of employees with stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater transparency and predictability to our executive officers in the value of their compensation. To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries and, to a lesser extent, semi-annual cash bonuses. Historically, our cash compensation has been low relative to companies in our peer group, and bonus opportunities have not been uniformly applied to all executives, resulting in total cash compensation for our executive officers that is typically at or below the 25th percentile of companies in our peer group. We do not benchmark to this percentile, but use the peer group information for general guidance only.

During fiscal 2015, our Compensation Committee, with the assistance of its compensation consultant, reviewed our executive compensation, including base salaries, bonuses, equity awards, and benefit programs, to ensure that our compensation program promotes stockholder interests and provides appropriate rewards and incentives for our executive officers.

Our Compensation-Setting Process

Pursuant to its charter and in accordance with New York Stock Exchange rules, the Compensation Committee is responsible for reviewing, evaluating, and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Our Compensation Committee seeks input and receives recommendations from our CEO and other members of our executive team when discussing the performance and compensation of other executive officers. The Compensation Committee also coordinates with our Chief Financial Officer in determining the financial and accounting implications of our compensation programs and hiring decisions. The Compensation Committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs. For additional information on the Compensation Committee, see “Committees of the Board of Directors—Compensation Committee” elsewhere in this proxy statement.

The initial compensation arrangements with our executive officers other than our CEO and Chairman were the result of arm’s-length negotiations between us and each individual executive officer at the time of his or her hire. In fiscal 2015, the Compensation Committee and our Board of Directors considered numerous factors in determining whether to make adjustments to the cash and equity compensation of our executive officers, including our NEOs. The Compensation Committee and our Board of Directors reviewed the performance of our executive officers, taking into consideration financial, operational, customer, strategic, product and competitive factors, as well as the succession planning objectives for our various executive officer positions. The Compensation Committee and our Board of Directors also reviewed a study by Compensia regarding the compensation of executives at the companies in our compensation peer group. However, as noted above, we do not benchmark the compensation levels of our executive officers to our compensation peer group. Except with respect to our CEO’s and Chairman’s compensation, our CEO made recommendations to the Compensation Committee regarding the compensation for our executive officers, which was also taken into account by the Compensation Committee in making its decisions regarding executive compensation. Our CEO and Chairman were not present for the Board discussions of our Board of Directors regarding their performance and compensation. Following deliberation, the Compensation Committee made adjustments to the bonuses payable to certain of our NEOs, and granted RSU awards to our NEOs, as described below and in the Summary Compensation Table.

Role of Human Resources team

The role of our Human Resources team and management is to design our executive compensation programs, policies and governance and make recommendations to the Compensation Committee regarding these matters. Management is responsible for, among other things:

•	Reviewing the effectiveness of the compensation programs, including competitiveness and alignment with Workday’s objectives;

•	Recommending changes to compensation programs, as may be required, to ensure achievement of all program objectives;

•	Recommending base salaries, bonuses and other awards for our executive officers, including our NEOs other than the CEO and Chairman; and

•	Reviewing and making recommendations with respect to the adoption and approval of, or amendments to, company-wide incentive compensation plans.

Role of Compensation Consultant

The Compensation Committee has retained Compensia to advise on our executive compensation programs and practices and our executive compensation decisions given its expertise in the technology industry and its knowledge of our peer companies. During fiscal 2015, Compensia provided the following services as requested by the Compensation Committee:

•	Assisted in the development of the compensation peer group we use to understand market competitive compensation practices;

•	Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers, including our NEOs, and the members of our Board of Directors;

•	Reviewed and assessed our current compensation programs to determine any changes that may need to be implemented in order to remain competitive with the market; and

•	Advised on the development of our executive bonus program and equity grant guidelines.

All other analyses related to executive compensation for fiscal 2015 were conducted internally. Internal analyses included gathering and analyzing data, and reviewing and advising on principal aspects of executive compensation. Base salaries, equity awards, and bonuses for our executive officers were among the items reviewed based on market data provided by Compensia.

The total fees paid to Compensia for fiscal 2015 were $110,667. During fiscal 2015, the Compensation Committee reviewed the fees provided to Compensia relative to Compensia’s revenues, the services provided by Compensia to the Compensation Committee, the relationships between Compensia and its consultants and our executive officers, and other factors relating to Compensia’s independence, and concluded that Compensia is independent within the meaning of the listing standards of The New York Stock Exchange and that its engagement did not present any conflict of interest.

Compensation Peer Group

Our Compensation Committee determined to use the following peer group of companies (which are the same as the peer group used in the prior fiscal year) that are in applications software, systems software, or internet software and services, with similar revenues, significant revenue growth and mid-level market capitalization:

Ariba, Inc.	NetSuite, Inc.
Aruba Networks, Inc.	Palo Alto Networks, Inc.
athenahealth, Inc.	Qlik Technologies Inc.
Aspen Technology, Inc.	RealPage, Inc.
CommVault Systems, Inc.	ServiceNow, Inc.
Concur Technologies, Inc.	SolarWinds, Inc.
CoStar Group, Inc.	Sourcefire, Inc.
Fortinet, Inc.	Splunk Inc.
Fusion-io Inc.	The Ultimate Software Group, Inc.
Guidewire Software, Inc.

While the Compensation Committee and our Board of Directors consider the compensation levels of the executives at the companies in our compensation peer group to provide a general understanding of market practices among similar companies, we do not benchmark or specifically set compensation levels based on the percentile levels reflected by the compensation peer group.

Elements of Our Executive Compensation Program

The key elements of our executive compensation program include base salary, semi-annual cash bonuses, equity-based awards, and welfare and health programs. Except with respect to target semi-annual cash bonuses, which typically are expressed as a pre-determined percentage of each executive officer’s base salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements. Rather, each executive officer’s compensation has been designed to provide a combination of pay elements that are tied to achievement of our short-term and long-term financial and operational objectives. In particular, our use of RSU awards, which generally vest over four years, promote a culture of long-term value creation, while cash bonuses are payable based upon semi-annual performance. In fiscal 2015, the Compensation Committee conducted its regular annual review of our executive compensation program, including an evaluation of competitive market practices; conducted annual performance reviews for our executive officers; made adjustments to our executive officers’ base salaries and target annual bonus opportunities as needed; and made annual equity awards. Following deliberation and consideration of the factors discussed below, our Board of Directors and Compensation Committee determined that equity awards should continue to be a significant portion of executive compensation, and that cash compensation (including salary and bonuses) should remain lower relative to market norms.

Base Salary

We offer base salaries that are intended to provide a stable level of fixed compensation to our executive officers, including our NEOs, for performance of their day-to-day responsibilities. Our CEO and Chairman each received a base salary of $33,280 upon the commencement of their employment, which has not changed since that time. Other than our CEO and Chairman, each executive officer’s base salary was established as the result of arm’s-length negotiation with the individual at the time of his or her initial hiring. Base salaries for our executive officers are reviewed annually to determine whether an adjustment is warranted or required. In fiscal 2015, the Compensation Committee reviewed the base salaries of our executive officers, including our NEOs, after considering a compensation analysis performed by Compensia, and determined to maintain their annual base salaries at their fiscal 2014 levels.

The base salaries paid to our NEOs during fiscal 2015 are set forth in the Summary Compensation Table below.

Annual Cash Bonuses

Historically, our CEO and Chairman have not participated in an annual cash bonus plan, other than the company-wide bonus plan that is available to all employees. Our executive officers other than the CEO and Chairman are eligible to participate in a semi-annual cash bonus plan available to key employees. The target annual bonus opportunity of each of the NEOS other than the CEO and Chairman is equal to 50% of his or her base salary. Because of our emphasis on equity-based compensation, annual bonuses are not intended to constitute a material amount of the total compensation for our NEOs. While in the past, annual cash bonuses were awarded based on a combination of company-wide performance objectives and individual performance objectives, beginning in the second half of fiscal 2015, we revised the bonus payment structure so that the performance objectives for our executive officers would not have specific targets associated with them, and our Compensation Committee has complete discretion to determine the amount of bonus for each performance period.

The NEOs’ discretionary performance objectives for fiscal 2015 generally required contributions to: 1) performance relative to their individual and organizational goals; 2) contributions to achievement of corporate goals; 3) contributions to achievement of financial goals; and 4) evaluation of their leadership, with corporate and financial goals being prioritized in the first of fiscal 2015. The Compensation Committee reviewed the performance of the company and the individual NEOs, and determined that a total of $185,500 would be paid to the named executive officers for the first half of fiscal 2015, and a total of $171,680 would be paid to the named executive officers for the second half of fiscal 2015. The bonuses paid to our NEOs for fiscal 2015 are set forth in the Summary Compensation Table below.

Equity-Based Awards

The majority of the target total direct compensation of our executive officers, including our NEOs, is provided through time-based equity awards. We make annual equity grants to our executive officers in order to effectively align their interests with those of our stockholders and ensure appropriate incentives are in place to promote a focus on our long-term strategic and financial objectives. The sizes of these awards are not determined based on a specific formula, but rather through the exercise of the Compensation Committee’s judgment after considering the performance of the executive officers, the recommendations of our CEO (except with respect to his awards or awards for the Chairman), the appropriate level of compensation for the position, the need to hire or retain an individual in a particular position, the current unvested equity held by such individuals, and the perceived retentive value of the proposed awards. In addition, the Compensation Committee reviews and considers the equity awards granted to the executives at the companies in the compensation peer group, although it does not specifically benchmark to those companies.

As discussed above, our equity awards generally take the form of RSU awards with a four-year time-based vesting schedule. The Compensation Committee believes that these RSU awards serve as an effective retention tool for our executive officers, because unvested awards are generally forfeited if an executive officer voluntarily leaves us before the awards have vested. While we have not granted to our executive officers RSU awards with specific performance-based vesting, the Compensation Committee believes that time-based RSU awards encourage completion of our long-term objectives. Many of our executive officers joined us prior to our initial public offering and therefore have experienced significant appreciation in the value of their pre-IPO equity awards. The Compensation Committee reviewed the size and vesting schedule for the remaining unvested portion of all outstanding equity awards held by our executive officers, including our NEOs, and agreed with the recommendations of our CEO that the existing equity awards appropriately satisfied our motivation and retention goals for the near-term future for each individual. Accordingly, the additional equity awards granted to our NEOs in fiscal 2015 begin vesting on July 15, 2016, after a significant portion of each such executive officer’s currently outstanding equity awards have vested. The Compensation Committee believes that this deferred vesting schedule provides the NEOs with long-term incentives, makes the RSU awards more valuable for retaining our executive officers and reflects our emphasis on our long-term success. The RSU awards granted to our NEOs in fiscal 2015 were as follows:

Named Executive Officer	Number of Shares Subject to Restricted Stock Unit Award (1)	Value of Restricted Stock Unit Award on the Date of Grant(2)
Aneel Bhusri	104,607	$8,139,471
David A. Duffield	46,492	3,617,543
James J. Bozzini	46,492	3,617,543
Mark S. Peek	69,738	5,426,314
Michael A. Stankey	92,984	7,235,085

(1)

These RSU awards are subject to quarterly vesting based on continued service over four years, with a deferred vesting start date of July 15, 2016, after which the awards vest in equal installments over the next eight quarters.

(2)

The amounts reported represent the grant date fair value of the RSU awards without regards to forfeitures as computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Section 718 (ASC 718). These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.

The size of these awards was determined by the Compensation Committee based on its collective judgment and after considering the following factors:

•	each executive officer’s individual performance, including financial, operational, customer, strategic, product and competitive factors;

•	the size and vesting schedule of outstanding and unvested equity awards;

•

the level of each executive officer’s target total cash compensation (base salary plus target annual cash bonus opportunity), which is generally lower than the cash compensation for executives with similar responsibilities at companies in the compensation peer group; and

•	the recommendations of the CEO (except with respect to his award or the award for the Chairman).

In determining RSU awards for our CEO and Chairman, the Compensation Committee considered their relative roles and responsibilities. While Mr. Bhusri and Mr. Duffield are both responsible for providing our overall executive leadership, which includes leading our employees as well as representing Workday publicly with customers, prospects and other key constituencies, Mr. Bhusri is also responsible for our overall strategic direction and operating results, and also serves as a member of our Board of Directors. Mr. Duffield serves as Chairman of our Board of Directors and also focuses on the Education and Government portion of the business and the development and launch of our Student initiative. In recognition of these differences, the Compensation Committee decided it was appropriate to make a relatively higher RSU award to Mr. Bhusri than Mr. Duffield.

The equity awards granted to our NEOs for fiscal 2015 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Hart-Scott-Rodino Filing Fees

The Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), requires that at any time certain individuals hold more than a certain amount of value in our stock, those individuals generally must make a filing under the HSR Act, unless an exception applies. Mr. Bhusri has been granted stock options, RSUs and a restricted stock award by the Board of Directors or its Compensation Committee in order to retain, incentivize and reward Mr. Bhusri’s service to us in keeping with our executive compensation program objectives. Mr. Bhusri’s total holdings placed him above certain HSR Act filing thresholds. After consideration, the Compensation Committee approved Workday’s direct payment to the government of the HSR Act filing fee that otherwise would have been payable by Mr. Bhusri, given that the filing was triggered by his equity ownership in Workday, and the Committee believes that his decision to maintain a significant equity ownership in Workday will continue to foster retention and long-term stockholder value alignment.

Benefits Programs

Our employee benefit programs, including our 401(k) plan, employee stock purchase plan, and health, and welfare programs, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by the Compensation Committee.

Post-Employment Compensation

In May 2012, we adopted a change in control policy applicable to our executive officers and certain other employees which provides for severance payments and benefits in the event of a termination of employment following a change in control of Workday. In addition, certain of our executive officers have post-employment compensation arrangements. The Compensation Committee determined that these arrangements and policy were both competitively reasonable and necessary to recruit and retain key executives. The material terms of these post-employment payments to named executive officers are set forth in “Potential Payments upon Termination or Change in Control” below. We do not provide for single trigger acceleration following a Change of Control and do not provide tax gross-ups.

Other Compensation Policies

Executive Officer Recoupment Policy

In fiscal 2014, the Compensation Committee adopted a policy that provides for the recovery of all or any portion of an executive officer’s incentive-based compensation in the event that we restate our financial results as a result of fraud by such executive officer, and the compensation earned by the executive officer was based on achieving financial results in excess of what could have been earned by the executive officer based on the restated financial results, in all cases as determined by the Board of Directors. The recovery period extends up to three years prior to the date of the restatement, for periods after the effective date of the policy.

Equity Awards Grant Policy

The Compensation Committee has adopted a policy governing equity awards that are granted to our executive officers and employees and members of our Board of Directors. This policy provides that equity awards will be granted either by our Board of Directors or the Compensation Committee at a meeting or by unanimous written consent, subject to equity award guidelines adopted by our Board of Directors, and provides that the CEO and CFO may make awards to non-executive employees within prescribed limits. Generally, new hire awards will be effective on the 15th day of the month following commencement of employment, and refresh, promotion and discretionary awards will be effective on the 15th day of the second month of the fiscal quarter, or April 15 with respect to annual refresh grants, unless otherwise approved by counsel. The exercise price of all stock options and stock appreciation rights must be equal to or greater than the fair market value of our common stock, as defined in the 2012 Equity Incentive Plan, on the date of grant.

Derivatives Trading and Hedging Policy

Our Policy on Trading in Securities prohibits the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers and members of our Board of Directors.

Policy regarding 10b5-1 Plans for Directors and Executive Officers

Generally, our Policy on Trading in Securities requires our executive officers and members of our Board of Directors to adopt plans in accordance with Exchange Act Rule 10b5-1 for sales of securities which they beneficially own, and provides that such individuals may not trade in our equity securities during “blackout” periods.

Stock Ownership Guidelines

We maintain Stock Ownership Guidelines that require our CEO and Chairman of our Board of Directors to own and hold shares of our stock with a value equal or greater than five times their annual base salaries, our other executive officers to own and hold shares of our stock with a value equal or greater than three times their annual base salaries, and members of our Board of Directors to own and hold shares of our stock with a value equal or greater than $1 million. Under this policy, this ownership requirement may be satisfied by ownership of shares of either our Class A or Class B Common Stock, vested RSUs, and any other shares of our equity securities held by affiliates or family members in which the individual holds a beneficial interest.

Compensation Policies and Practices as they relate to Risk Management

The Compensation Committee has reviewed our executive and employee compensation programs, and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Compensation Committee’s determination include the following:

•

We structure our compensation program to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short-term and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success. Our RSUs have time-based vesting.

•

We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.

•

We do not cap the cash incentive award for our Sales Incentive Plan to provide maximum incentive for our sales force to meet and exceed their revenue objectives. However, we do maintain internal controls over the determination of sales incentive awards.

•	Our employees of Workday are required to comply with our Code of Business Conduct, which covers, among other things, accuracy in keeping financial and business records.

•

The Compensation Committee approves the employee annual and new hire equity award guidelines as well as the overall annual equity pool. Any recommended equity awards outside these guidelines require approval by the Compensation Committee.

•

A significant portion of the compensation paid to our executive officers and the members of our Board of Directors is in the form of equity, to align their interests with the interests of stockholders.

•	We maintain Stock Ownership Guidelines for our executive officers and the members of the Board of Directors to ensure that they retain specified levels of equity in Workday.

•

As part of our Policy on Trading in Securities, we prohibit hedging transactions involving our securities so that our executive officers and other employees cannot insulate themselves from the effects of poor stock price performance.

•

Our Board of Directors has adopted an Executive Officer Recoupment Policy providing that it may require reimbursement or forfeiture of all or a portion of any cash compensation that was paid to an executive officer based on financial results if a restatement of those results is required and it determines that fraud on the part of the executive officer contributed to the need for the restatement.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the Code) limits the amount that we may deduct from our federal income taxes for remuneration paid to certain of our executive officers to $1 million per executive officer per year, unless the remuneration is exempt from this limitation. Section 162(m) provides an exception from this deduction limitation for “qualified performance-based compensation” as well as for the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. Gain from the settlement of RSU awards and bonus payments to the covered executive officers may not be tax deductible. We generally believe the income from the majority of our cash compensation paid will be deductible. In addition, we believe that income from the exercise of stock options will be deductible. However, income from the settlement of RSUs may not be deductible in fiscal 2016 or future years. While our Compensation Committee is mindful of the benefit to us of the full deductibility of the compensation paid to our executive officers and will consider deductibility when analyzing potential compensation alternatives, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation to be deductible for income tax purposes.

No Tax Reimbursement of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2015, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

Accounting Treatment

We account for stock compensation in accordance with the authoritative guidance set forth in ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors, including stock options, RSU awards and shares acquired through our Employee Stock Purchase Plan (ESPP), over the period during which the award recipient is required to perform services in exchange for the award (for executive officers, generally the four-year or five-year vesting period of the award). We estimate the fair value of stock options and shares acquired through our ESPP using the Black-Scholes option pricing model. This calculation is performed for accounting purposes and reported in the compensation tables below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in Workday’s Annual Report on Form 10-K for fiscal 2015 and included in this proxy statement.

Submitted by the Compensation Committee of our Board of Directors:

George J. Still, Jr. (Chair)

A. George (Skip) Battle

Jerry Yang

SUMMARY COMPENSATION TABLE

The following table provides information concerning all plan and non-plan compensation earned by each of our named executive officers during the fiscal years ended January 31, 2015, January 31, 2014 and January 31, 2013.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	Stock Awards(2)	All Other Compensation(3)	Total
Aneel Bhusri	2015	$33,280	$—	$—	$8,139,471	$130,416	$8,303,167
Chief Executive Officer	2014	33,280	—	—	9,730,842	3,975	9,768,097
	2013	33,280	1,500	—	12,800,000	640	12,835,420

David A. Duffield	2015	33,280	—	—	3,617,543	3,236	3,654,059
Chairman of the Board	2014	33,280	—	—	4,324,819	3,900	4,361,999
	2013	33,280	1,500	2,408,160	—	2,804	2,445,744

James J. Bozzini	2015	200,000	104,219	—	3,617,543	20,283	3,942,045
Executive Vice President, Services	2014	200,000	81,500	—	4,324,819	3,846	4,610,165
	2013	200,000	46,500	401,360	—	3,846	651,706

Mark S. Peek	2015	275,000	143,301	—	5,426,314	19,964	5,864,579
Chief Financial Officer	2014	266,667	120,250	—	5,946,662	12,813	6,346,392
	2013	145,833	128,504	4,013,600	1,920,000	27,555	6,235,492

Michael A. Stankey	2015	275,000	143,301	—	7,235,085	26,752	7,680,138
President and Chief Operating Officer	2014	275,000	132,750	—	7,568,433	7,272	7,983,455
	2013	275,000	126,500	1,204,080	—	5,288	1,610,868

(1)

Includes $1,500 cash bonuses paid to all employees under the company-wide bonus plan in the fiscal years ended January 31, 2013 (for all named executive officers) and 2014 (for Messrs. Bozzini, Peek and Stankey). Under such company-wide bonus plan, employees also received one week’s additional personal time off (PTO). For Messrs. Bozzini, Peek and Stankey, amounts also include payment of bonuses pursuant to the executive bonus program.

(2)

The amounts reported reflect the grant date fair value of the stock options, restricted stock awards and RSUs granted to the named executive officers as computed in accordance with ASC 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. The fair value of each restricted stock award or RSU is measured based on the closing price of our Class A common stock on the date of grant.

(3)

All other compensation consists of payout of accrued PTO in accordance with a change in our PTO policy applicable to all employees, as well as spousal expenses related to attendance at a company-sponsored event for Messrs. Bhusri, Bozzini, Duffield and Stankey. For Mr. Bhusri, this amount also includes $125,000 for Workday’s payment of the fees associated with Mr. Bhusri’s HSR Act filing otherwise payable by Mr. Bhusri, as approved by the Compensation Committee in fiscal 2015 and as further described in “Compensation Discussion and Analysis — Compensation Elements — Hart-Scott-Rodino Filing Fees.”

Grants of Plan-Based Awards in Fiscal 2015

The following table provides information regarding grants of incentive plan-based awards under our 2012 Equity Incentive Plan and made during the fiscal year ended January 31, 2015 to each of our named executive officers.

		Equity Grants(1)
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (2)
Aneel Bhusri	04/15/2014	104,607	$8,139,471
David A. Duffield	04/15/2014	46,492	3,617,543
James J. Bozzini	04/15/2014	46,492	3,617,543
Mark S. Peek	04/15/2014	69,738	5,426,314
Michael A. Stankey	04/15/2014	92,984	7,235,085

1)

These RSUs are subject to quarterly vesting based on continued service over four years, with a deferred vesting start date of July 15, 2016, after which the awards vest in equal installments over the next eight quarters.

2)

These RSUs are shown at their aggregate grant date fair value in accordance with ASC 718. The fair value of each restricted stock award is measured based on the closing price of our Class A common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding each unexercised stock option, restricted shares and RSUs held by our named executive officers as of January 31, 2015.

	Grant Date	Option Awards			Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable (1)(2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (3)
Aneel Bhusri	04/15/2014	—	$—	—	104,607	$8,312,072
	08/30/2013	—	—	—	134,163	10,660,592
	05/22/2012	—	—	—	600,000	47,676,000
	11/04/2010	3,200,000	1.30	11/04/2020	—	—
David A. Duffield	04/15/2014	—	—	—	46,492	3,694,254
	08/30/2013	—	—	—	59,628	4,738,041
James J. Bozzini	04/15/2014	—	—	—	46,492	3,694,254
	08/30/2013	—	—	—	59,628	4,738,041
	05/04/2012	50,000	7.05	05/03/2022	—	—
	02/18/2011	200,000	2.30	02/17/2021	—	—
	07/29/2010	52,500	1.00	07/28/2020	—	—
	12/18/2009	200	0.65	12/17/2019	—	—
	10/27/2009	34,000	0.65	10/26/2019	—	—
	03/16/2009	40,000	0.50	03/15/2019	—	—
Mark S. Peek	04/15/2014	—	—	—	69,738	5,541,381
	08/30/2013	—	—	—	81,989	6,514,846
	05/22/2012	—	—	—	75,000	5,959,500
Michael A. Stankey	04/15/2014	—	—	—	92,984	7,388,509
	08/30/2013	—	—	—	104,349	8,291,572
	05/04/2012	150,000	7.05	05/03/2022	—	—
	02/18/2011	675,000	2.30	02/17/2021	—	—
	10/27/2009	1,123,734	0.65	10/26/2019	—	—

(1)

Options vest over a five-year period as follows: 20% of the Class B common stock underlying the options vest on the first anniversary of the vesting start date and thereafter 5% of the Class B common stock underlying the options vest each quarter. Notwithstanding the vesting schedule, these stock options were immediately exercisable in full as of the date of grant, with the underlying shares subject to a lapsing right of repurchase in favor of us at the exercise price.

(2)

In addition, certain of our named executive officers have exercised options, some of which had not yet vested and were therefore subject to a right of repurchase as of January 31, 2015 in the event that their service with Workday terminates, as follows: Mr. Duffield, 754,000 shares subject to a right of repurchase; and Mr. Peek, 310,000 shares subject to a right of repurchase.

(3)

The market value of unvested shares and RSUs is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our Class A common stock on January 30, 2015, the last trading day of our fiscal year, which was $79.46.

Option Exercises and Stock Vested in 2015

The following table summarizes the value realized by our named executive officers on option awards exercised and restricted stock awards vested during the year ended January 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Aneel Bhusri			200,000	$17,417,000
David A. Duffield
James J. Bozzini	213,511	$17,905,091
Mark S. Peek
Michael A. Stankey	532,860	$44,649,173

(1)	The value realized on exercise is calculated as the difference between the fair market value of our Class A common stock on the date of exercise and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares by the underlying value of the underlying shares on the vesting dates.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer up to 75% of their eligible compensation subject to applicable annual limits set pursuant to the Code. We intend for the 401(k) plan to qualify, depending on the employee’s election, under Code Section 401 so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan, or under Code Section 402A so that contributions by employees to the 401(k) plan are taxable as income, but qualifying withdrawals and income earned on those contributions are not taxable to employees.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of January 31, 2015 for equity compensation plans:

Plan Category	Number of Securities to be Issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities Remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	13,501,217	$4.72	54,664,730	(1)
Equity compensation plans not approved by security holders	3,200,000	1.30	—

(1)	Included in this amount are 3,243,149 shares available for future issuance under the 2012 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2015, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 106,859,081 shares of Class A common stock and 82,588,977 shares of Class B common stock outstanding at March 31, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable, and RSUs that will become vested and settleable, within 60 days of March 31, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	%
Named Executive Officers and Directors:
David A. Duffield(2)	161,743	*	78,725,590	95%	84%
Aneel Bhusri(3)	0	*	78,725,590	95%	84%
James J. Bozzini(4)	117,328	*	334,700	*	* %
Mark S. Peek(5)	3,075	*	396,420	*	*
Michael A. Stankey(6)	700	*	1,851,234	2%	2%
A. George (Skip) Battle(7)	103,356	*	379,623	*	*
Christa Davies(8)	78,152	*	165,000	*	*
Michael M. McNamara(9)	197,150	*	180,000	*	*
George J. Still, Jr.(10)	169,757	*	400,784	*	*
Jerry Yang(11)	26,970	*	*	*	*
All executive officers and directors as a group (11 persons)(12)	865,205	1%	82,399,351	100%	88%
5% Stockholders:
Artisan Partners Limited Partnership and affiliates(13)	7,024,146	7%	—	*	*
BlackRock, Inc.(14)	5,906,411	6%	—	*	*
Jennison Associates LLC(15)	7,639,245	7%	—	*	*
Morgan Stanley(16)	8,137,042	8%	—	*	*
Prudential Financial Inc. and affiliates(17)	7,643,594	7%	—	*	*
T. Rowe Price Associates, Inc. and affiliates(18)	9,926,847	9%	—	*	*
The Vanguard Group and affiliates(19)	5,885,564	6%	—	*	*

*	Less than 1%
(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)

Includes (i) 161,743 shares of Class A common stock held by The David A. Duffield Trust (the Duffield Trust), (ii) 67,481,729 shares of Class B common stock held by the Duffield Trust, including 667,250 shares of Class B common stock which may be repurchased by us at the original exercise price within 60 days of March 31, 2015, and (iii) 11,243,861 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Duffield has sole voting and dispositive power with regard to the shares held by the Duffield Trust.

(3)

Includes (i) 7,126,443 shares of Class B common stock held directly by Mr. Bhusri, (ii) 1,000,000 shares of restricted Class B common stock held directly by Mr. Bhusri, (iii) 3,112,418 shares of Class B common stock issuable to Mr. Bhusri pursuant to options exercisable within 60 days of March 31, 2015, (iv) 5,000 shares of Class B common stock held by Mr. Bhusri’s minor child, and (v) 67,481,729 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Bhusri has voting and dispositive power with regard to the shares held by Mr. Bhusri’s minor child.

(4)

Includes (i) 502 shares of Class A common stock held directly by Mr. Bozzini, (ii) 83,595 shares of Class A common stock held by the Bozzini Revocable Trust, (iii) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a minor child, (iv) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a minor child, (v) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a minor child, and (vi) 334,700 shares of Class B common stock issuable to Mr. Bozzini pursuant to options exercisable within 60 days of March 31, 2015.

(5)

Includes (i) 3,075 shares of Class A common stock held directly by Mr. Peek, (ii) 328,920 shares of Class B common stock held directly by Mr. Peek, of which 227,500 shares may be repurchased by us at the original exercise price within 60 days of March 31, 2015, and (iii) 67,500 shares of restricted Class B common stock held directly by Mr. Peek, which may be subject to forfeiture within 60 days of March 31, 2015.

(6)

Includes (i) 700 shares of Class A common stock held directly by Mr. Stankey, and (ii) 1,851,234 shares of Class B common stock issuable to Mr. Stankey pursuant to options exercisable within 60 days of March 31, 2015.

(7)

Includes (i) 22,636 Class A shares held directly by Mr. Battle, (ii) 5,720 shares of RSUs held directly by Mr. Battle which will be settled in shares of Class A common stock on the vesting date of May 15, 2015, (iii) 15,000 shares of Class A common stock held by the A. George Battle 2011 Separate Property Trust, (iv) 60,000 shares of Class A common stock held by the Battle Family Foundation, and (v) 379,623 shares of Class B common stock held directly by Mr. Battle, of which 42,000 shares of Class B common stock may be repurchased by us at the original exercise price within 60 days of March 31, 2015. Mr. Battle has voting and dispositive power with regard to the shares held by the A. George Battle 2011 Separate Property Trust and the Battle Family Foundation.

(8)

Includes (i) 72,432 shares of Class A common stock held directly by Ms. Davies, (ii) 5,720 shares of RSUs held directly by Ms. Davies which will be settled in shares of Class A common stock on the vesting date of May 15, 2015, and (iii) 165,000 shares of Class B common stock issuable to Ms. Davies pursuant to options exercisable within 60 days of March 31, 2015.

(9)

Includes (i) 139,402 shares of Class A common stock held directly by Mr. McNamara, (ii) 5,720 shares of restricted stock units held directly by Mr. McNamara which will be settled in shares of Class A common stock on the vesting date of May 15, 2015, (iii) 4,000 shares of Class A common stock held by Mr. McNamara’s child, (iv) 48,028 shares of Class A common stock held by Flextronics International USA, Inc. 2005 Senior Executive Deferred Compensation Plan dated June 30, 2005 (Flextronics Trust), and (v) 180,000 shares of Class B common stock issuable to Mr. McNamara pursuant to options exercisable within 60 days of March 31, 2015. Mr. McNamara has voting and dispositive power with regard to the shares held by his child. Mr. McNamara does not have voting and dispositive power with regard to the shares held by the Flextronics Trust.

(10)

Includes (i) 4,402 shares of Class A common stock held directly by Mr. Still, (ii) 6,355 shares of restricted stock units held directly by Mr. Still which will be settled in shares of Class A common stock on the vesting date of May 15, 2015, (iii) 44,000 shares of Class A common stock held by Still Family Partners, a California limited partnership, (iv) 115,000 shares of Class A common stock held by the Still Family Trust, (v) 180,784 shares of Class B common stock held by Still Family Partners, and (vi) 220,000 shares of Class B common stock issuable to Mr. Still pursuant to options exercisable within 60 days of March 31, 2015. Mr. Still has voting and dispositive power with regard to the shares held by Still Family Partners,

(11)

Includes (i) 24,470 shares of Class A common stock held directly by Mr. Yang, and (ii) 2,500 shares of Class A common stock held by the JY Trust. Mr. Yang has voting and dispositive power with regard to the shares held by the JY Trust.

(12)

The total number of shares of Class A common stock includes the shares described in footnotes 2 through 11 above, as well as 6,974 RSUs vesting within 60 days of March 31, 2015 held by an officer who is not a named executive officer. The total number of shares of Class B common stock includes the shares of Class B common stock described in footnotes 2 through 11 above, as well as 37,000 shares of Class B common stock and 109,000 shares of Class B Common Stock issuable pursuant to options exercisable within 60 days of March 31, 2015 held by an officer who is not a named executive officer.

(13)

Based on information contained in a Schedule 13G filed by Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP, and Artisan Partners Asset Management Inc. on January 30, 2015, Artisan Partners Limited Partnership has shared voting power over 6,644,462 Class A shares and shared dispositive power over 7,024,146 Class A shares. The filing states that Artisan Partners Limited Partnership is an investment adviser registered under section 203 of the Investment Advisers Act of 1940 and Artisan Holdings is the sole limited partner of Artisan Partners Limited Partnership and the sole member of Artisan Investments; Artisan Investments is the general partner of Artisan Partners Limited Partnership; Artisan Partners Asset Management Inc. is the general partner of Artisan Holdings. Artisan Partners Limited Partnership and its affiliates are located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(14)

Based on information contained in a Schedule 13G filed by BlackRock, Inc. on January 12, 2015, BlackRock, Inc. has sole voting and dispositive power over these shares. BlackRock, Inc. is located at 55 East 52nd Street, New York, New York 10022.

(15)

Based on information contained in Amendment 4 in a Schedule 13G filed by Jennison Associates LLC (Jennison) on February 10, 2015, Jennison has sole voting power over 3,906,835 Class A shares and shared dispositive power over 7,639,245 Class A shares. The filing states that Prudential Financial, Inc. (Prudential) may be deemed the beneficial owner of securities beneficially owned by Jennison and the shares reported by Jennison may also be reported on the 13G filed by Prudential on January 27, 2015, as described in footnote 17 below. Jennison is located at 466 Lexington Ave, New York, New York, 10017.

(16)

Based on information contained in a Schedule 13G filed by Morgan Stanley and Morgan Stanley Investment Management Inc. (MS) on February 12, 2015, MS has sole voting power over 8,028,435 Class A shares and shared dispositive power over 8,137,042 Class A shares. The filing states that the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley is located at 1585 Broadway, New York, New York, 10036 and Morgan Stanley Investment Management Inc. is located at 522 Fifth Avenue, New York, New York, 10036.

(17)

Based on information contained in Amendment 4 to a Schedule 13G filed by Prudential on January 27, 2015, Prudential has sole voting power over 383,267 Class A shares, shared voting power over 3,527,917 Class A shares, sole dispositive power over 383,267 Class A shares and shared dispositive power over 7,260,327 Class A shares. The filing states Prudential may be deemed the beneficial owner of securities beneficially owned by The Prudential Insurance Company of America, Jennison Associates LLC, Prudential Investment Management, Inc. and Quantitative Management Associates LLC. Prudential is located at 751 Broad Street, Newark, New Jersey 07102.

(18)

Based on information contained in Amendment No. 5 to a Schedule 13G filed by T. Rowe Price Associates, Inc. (Price Associates) on March 31, 2015, Price Associates has sole voting power over 3,763,531 Class A shares and sole dispositive power over 9,926,847 Class A shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates is located at 100 E. Pratt Street, Baltimore, Maryland 21202.

(19)

Based on information contained in a Schedule 13G filed by The Vanguard Group (Vanguard) on February 9, 2015, Vanguard has sole voting power over 91,044 Class A shares, sole dispositive power over 5,800,728 Class A shares and shared dispositive power over 84,836 Class A shares. The filing states that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 56,036 Class A shares or .05% of the Class A common stock as a result of its serving as investment manager of collective trust accounts. In addition, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 63,808 shares or .06% of the common stock as a result of its serving as investment manager of Australian investment offerings. Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2015, all Section 16(a) filing requirements were satisfied on a timely basis.

EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

James J. Bozzini

We entered into an offer letter agreement with Mr. Bozzini, our Executive Vice President, Services, on December 4, 2008. Pursuant to the offer letter, Mr. Bozzini’s initial base salary was established at $75,000 per year, with an increase to $150,000 per year commencing February 1, 2007. In addition, On January 19, 2007, in accordance with the terms of his offer letter, Mr. Bozzini was granted a stock option to purchase 200,000 shares of our common stock at an exercise price of $0.25 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vested according to the 2005 Stock Plan and the related stock option agreement. On May 10, 2007, also in accordance with the terms of his offer letter and based on his performance, Mr. Bozzini was granted an additional stock option to purchase 200,000 shares of our common stock at an exercise price of $0.25, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vested according to the 2005 Stock Plan and related stock option agreement. Mr. Bozzini’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Bozzini will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Bozzini’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Mark S. Peek

We entered into an offer letter agreement with Mr. Peek, our Chief Financial Officer, in April 2012, which was amended in May 2012. Pursuant to the offer letter, Mr. Peek’s initial base salary was established at $250,000 per year. In addition, he received a hiring bonus of $50,000 and was entitled an annual target bonus of $100,000 based upon performance against agreed-upon goals. On May 22, 2012, in accordance with the terms of his offer letter, Mr. Peek was granted a stock option to purchase 500,000 shares of our common stock at an exercise price of $7.05 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors, and 150,000 shares of restricted stock. This option and restricted stock vests as to 20% of the shares after 12 months of continuous service, with the balance vesting in equal quarterly installments over the next 16 quarters. Mr. Peek’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Peek will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Peek’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Michael A. Stankey

We entered into an offer letter agreement with Mr. Stankey, our President and Chief Operating Officer, on September 4, 2009. Pursuant to the offer letter, Mr. Stankey’s initial base salary was established at $33,280 per year, with an increase to $275,000 per year commencing January 1, 2010. In addition, Mr. Stankey is eligible to receive an annual target bonus of $125,000 based on the achievement of mutually agreed-upon objectives. On October 27, 2009, in accordance with the terms of his offer letter, Mr. Stankey was granted a stock option to purchase 2,700,000 shares of our common stock at an exercise price of $0.65 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vests according to the 2005 Stock Plan and the related stock option agreement. On February 18, 2011, also in accordance with the terms of his offer letter and based on his performance, Mr. Stankey was granted an additional stock option to purchase 675,000 shares of our common stock at an exercise price of $2.30, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vests according to the 2005 Stock Plan and related stock option agreement. Mr. Stankey’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Stankey will be entitled to participate in our change in control policy that we have adopted.

Under this policy, if Mr. Stankey’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Potential Payments upon Termination or Change in Control

In May 2012, we adopted a change in control policy applicable to our executive officers and certain other employees. Under the policy, if any executive officer is terminated for any reason other than cause, death or disability within 12 months after a change in control or the officer voluntarily resigns for good reason within 12 months following a change in control, such officer would be entitled to receive severance benefits. Upon the occurrence of such an event, we have agreed to pay to such officer an amount equal to (i) his then-current annual base salary, and (ii) an estimate of the aggregate monthly benefits premium under COBRA for 12 months. In addition, 50% of the shares underlying all unvested equity awards held by such officer immediately prior to such termination will become vested and exercisable in full.

The following table sets forth quantitative estimates of the benefits that would have accrued to our NEOs pursuant to our change in control policy if their employment had been terminated by us without cause or if they experienced a constructive termination, each within 12 months following a change in control as of January 31, 2015.

			Intrinsic Value of Accelerated Equity Awards
Name	Cash Severance	Benefit Continuation	Restricted Stock Units(1)	Options		Total
Aneel Bhusri	$33,280	$—	$33,324,332	$67,217,600	(2)	$100,575,212
David A. Duffield	33,280	19,389	4,216,148	28,948,820	(3)	33,217,637
James J. Bozzini	200,000	14,441	4,216,148	4,584,465	(2)	9,015,054
Mark S. Peek	275,000	17,441	9,007,864	11,307,550	(3)	20,607,855
Michael A. Stankey	275,000	19,389	7,840,040	8,466,750	(2)	16,601,179

(1)

The estimated benefit amount of unvested restricted stock units was calculated by multiplying 50% of the number of unvested restricted stock units held by the applicable named executive officer by the closing price of our Class A Common Stock on January 31, 2015, which was $79.46.

(2)

The estimated benefit amount of unvested options was calculated by multiplying 50% of the number of unvested options subject to acceleration held by the applicable named executive officer by the difference between the closing price of our Class A Common Stock on January 31, 2015, which was $79.46, and the exercise price of the option.

(3)

Represents early-exercised options. The estimated benefit amount of unvested options was calculated by multiplying 50% of the number of unvested, early-exercised options subject to acceleration held by the applicable named executive officer by the difference between the closing price of our Class A Common Stock on January 31, 2015, which was $79.46, and the exercise price of the option.

Indemnification arrangements

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and allow us to indemnify other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such director, officer or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

Stockholder Proposals for 2016 Annual Meeting

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2016 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 21, 2015. Such proposals must be delivered to the Secretary of Workday at the address listed on the front page.

Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2016 Annual Meeting of Stockholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Bylaws. Notice must be received by the Secretary of Workday at the address listed on the front page, no earlier than February 18, 2016 and no later than March 20, 2016.

However, if the date of our 2016 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made.

A copy of the pertinent provisions of the Bylaws is available upon request to the Secretary of Workday at the address listed on the front page.

Solicitation of Proxies

We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2015 Annual Report

A copy of our 2015 Annual Report, which includes our Annual Report on Form 10-K for the year ended January 31, 2015 and our 2015 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “Investor Relations” section on our website at:

http://www.workday.com/company/investor _ relations.php.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Workday in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2015. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
WORKDAY, INC.
6230 STONERIDGE MALL ROAD PLEASANTON, CA 94588
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the
The Board of Directors recommends you vote
FOR the following: nominee(s) on the line below.
1. Election of Directors
Nominees
01 Aneel Bhusri 02 David A. Duffield
The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain
2 To ratify the appointment of Ernst & Young LLP as Workday’s independent registered public accounting firm for the fiscal year ending January 31, 2016.
3 Advisory vote on named executive officer compensation.
The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain
4 Advisory vote on frequency of advisory vote on named executive officer compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions) Yes No R1.0.0.51160 Please indicate if you plan to attend this meeting 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000245732 partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Annual Report and Proxy Statement is/are available at www.proxyvote.com .
PROXY
WORKDAY, INC.
Annual Meeting of Stockholders to be Held on June 3, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF WORKDAY, INC.
The undersigned hereby appoints Aneel Bhusri and James P. Shaughnessy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Workday, Inc. common stock which the undersigned is entitled to vote as of April 6, 2015, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Workday, Inc. to be held at 9:00 a.m. PDT on June 3, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The Annual Meeting will take place at Workday, Inc., 6160 Stoneridge Mall Road, Pleasanton, California.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.
R1.0.0.51160 Address change/comments:
2 _
0000245732 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side